EXHIBIT A


FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS
First Trust DJ STOXX Select Dividend 30 Index Fund
First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund
First Trust Dow Jones Global Select Dividend Index Fund
First Trust Europe Select AlphaDEX(TM) Fund
First Trust Japan Select AlphaDEX(TM) Fund
First Trust Global IPOX-100 Index Fund
First Trust ISE Global Wind Energy Index Fund